Exhibit 99.1

Kforce Inc.

1001 East Palm Ave.

Tampa, FL 33605

(NASDAQ: KFRC)

AT THE COMPANY

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE ANNOUNCES ORGANIZATIONAL CHANGES

INTEGRAL TO THE FIRM’S THREE YEAR PLAN

•	RANDY MARMON NAMED CHIEF CUSTOMER DEVELOPMENT OFFICER

•	SEVERAL KEY EXECUTIVES ASSUME LEADERSHIP ROLES

TAMPA, FL – January 7, 2009 – Kforce Inc. (NASDAQ: KFRC), a provider of professional staffing services and solutions, today announced the following management changes.

Randy Marmon has been appointed as Chief Customer Development Officer. Mr. Marmon has served as President for the East Region of Kforce since 2004. Mr. Marmon joined what was then Romac International in 1992 as a staffing consultant and was promoted to Market Director after being named Consultant of the Year in 1994. He was promoted to Market Vice President for the Atlanta region in 1995, and then to a series of corporate positions beginning in 1997. He served as Vice President for Major/National Accounts, Vice President for Strategic Business Relationships and Vice President for Business Development.

David Dunkel, Chairman and CEO commented, “We are also very pleased to announce a number of strategic management changes that are a culmination of the past few years in preparing for the Firm’s three year plan. The moves that we are making recognize outstanding performance by key team members that have not only helped get Kforce to where it is today, but more importantly, will be instrumental in the future development of the Firm. I am pleased to announce the following promotions today:”

•	Peter Alonso – Chief Talent Officer

•	Sam Farrell – Chief Sales Officer

•	Mark Biscoe – President Eastern Region

•	Kristin Ellis – President HLS

•	Kye Mitchell – President Atlantic Region

Mr. Dunkel continued, “We are very excited to have Randy lead our client and consultant development activities. In addition to his success in building and leading a highly successful business at scale, Randy has an extraordinary record of success in a number of strategic roles within the Firm. Perhaps most importantly, Randy has spent most of his career working directly with our clients, and he is well attuned to meeting the evolving market opportunities. Peter Alonso, Chief Talent Officer, has been with Kforce since 1985 and last served as President of the Health and Life Sciences segment. Sam Farrell, Chief Sales Officer, has been with Kforce since 1998 and last served as Group President of the Health Information Management business. Mark Biscoe, President, Eastern Region, has been with Kforce since 2004, and last served as Market President, Northeast Region. Kristin Ellis, President of HLS, has been with Kforce since 1995 and last served as Group President Clinical Research. Kye Mitchell, President, Atlantic Region, has been with Kforce since 1998 and last served as Market President, Mid-Atlantic Region. Each of these talented professionals has a track record of extraordinary accomplishments with the Firm and we believe they will make significant contributions to the Firm’s attainment of its three year plan. Stephen McMahan, Chief Sales Officer, is leaving the Firm. We thank Steve for his contributions and wish him all the best in the future.”

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for commercial and governmental organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce operates with 63 offices in 41 markets in North America and two in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

About Kforce Government Solutions

Kforce Government Solutions provides innovative technology and finance and accounting solutions to federal government clients. For more information, visit http://www.kforcegov.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Kforce Government Solutions, Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenue and earnings per share will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.